Exhibit 99.1

Press Release

Triad Guaranty Inc. Reports Second Quarter Results

WINSTON-SALEM, N.C., August 7, 2009 -- Triad Guaranty Inc. (NASDAQ GS: TGIC) today reported a net loss for the quarter ended June 30, 2009 of $359.4 million compared to a net loss of $55.2 million for the first quarter of 2009 and a net loss of $198.8 million for the second quarter of 2008. The 2009 second quarter diluted loss per share was $23.91 compared to a diluted loss per share of $3.68 for the 2009 first quarter and $13.36 for the second quarter of 2008.

The net loss for the six months ended June 30, 2009 was $414.6 million compared to a net loss of $348.8 million for the six months ended June 30, 2008. The diluted loss per share was $27.65 for the six months ended June 30, 2009 compared to a diluted loss per share of $23.45 for six months ended June 30, 2008.

Ken Jones, President and CEO, said, “During the second quarter of 2009, we experienced a further decline in the cure rates on loans in default as well as higher severity on settled losses. The cure rate and settled loss severity are two key components in the calculation of the reserves for loans in default and the deterioration of these factors contributed to a significant increase in our loss reserves for the second quarter. In addition to the increase in loss reserves, settled losses increased significantly as more loans from the 2006 and 2007 vintages are now completing the foreclosure process. While the amount of risk going into default declined during the quarter, it was not enough to offset the negative financial impact of the increase in reserves. As a company in run-off, our primary focus remains the efficient and effective servicing of our insured portfolio, particularly with respect to loss management, in order to maximize our claims paying ability.”

Total insurance in force declined to $57.5 billion at June 30, 2009, a 4.9% drop from March 31, 2009 and a 13.3% decline from June 30, 2008. Our persistency rates have remained high over the past year reflecting restrictive credit standards in mortgage lending and declining home prices, both of which limit the opportunities for borrowers to refinance existing mortgages. When credit becomes more available and home prices stabilize, however, we expect that our persistency rates and the related premium revenue will be negatively affected.

Total revenues grew to $77.7 million for the second quarter of 2009 from $50.9 million in the first quarter of 2009 and $75.2 million for the second quarter of 2008. Despite a decline in insurance in force during the second quarter of 2009, earned premiums were higher than the first quarter as the combined impact of cash premium refunds and the change in the non-cash accrual for premium refunds was minimal in the second quarter of 2009 compared to a reduction in earned premium of $24.4 million in the first quarter of 2009. Non-cash impairment losses on invested assets in the second quarter of 2009 were negligible while we realized investment gains on the disposition of previously impaired assets of $2.1 million. The net investment gain for the second quarter compares favorably with a net loss of $4.6 million in the first quarter of 2009 and a $3.8 million loss for the second quarter of 2008, primarily the result of impairment charges.

Net losses and loss adjustment expenses were $431.4 million for the second quarter of 2009, a significant increase compared to $101.6 million for the first quarter of 2009 and $292.7 million for the second quarter of 2008. Net settled losses also increased substantially in the second quarter of 2009, totaling $149.9 million compared to $53.9 million in the first quarter of 2009 and $68.3 million in the second quarter of 2008. The increase in net settled losses during the quarter was due to the lifting of various foreclosure moratoriums and the progression of the higher number of defaults from the 2006 and 2007 vintages through the foreclosure process. We expect that settled losses will continue to grow in future quarters, but at a much slower rate than that experienced in the second quarter of 2009. Settled losses were reduced by approximately $13.9 million in the second quarter and $10.1 million in the first quarter of 2009, the result of captive and excess-of-loss reinsurance ceded losses.

In the second quarter of 2009, loss reserves increased by $279.0 million compared to an increase of $39.6 million in the first quarter of 2009 and $218.6 million in the second quarter of 2008. The substantial increase in the second quarter of 2009 was primarily due to increases in both the severity and frequency factors utilized in our reserve methodology. The cure rate on loans three or more months in default dropped to a historic low during the second quarter of 2009 which, along with increasing severity on settled claims, necessitated the increase in the severity and frequency factors. In addition to the factor changes, the growth in loss reserves during the second quarter of 2009 was also due to a 9% increase in reported loans in default. We continue to recognize significant benefits from captive reinsurance programs and stop loss provisions contained in our Modified Pool contracts. For the second quarter of 2009, we recognized benefits of $285.4 million from risk-sharing structures, compared with $97.4 million in the first quarter of 2009 and $52.4 million in the second quarter of 2008.

Expenses were down moderately for the second quarter of 2009 as compared to the first quarter of 2009 and down significantly compared to the second quarter of 2008, primarily due to the recognition of the severance and other exit costs as we transitioned into run-off in the second quarter of 2008. The increase in interest expense in the second quarter of 2009 reflects a $1.2 million accrual for potential interest owed from a recently completed Federal tax examination.

Beginning on June 1, 2009, all valid claims under Triad’s mortgage guaranty insurance policies are being settled 60% in cash and 40% by the creation of a deferred payment obligation (“DPO”) payable to the insured. The DPO will accrue a carrying charge based on the investment yield earned by our investment portfolio. Payments of the carrying charge and the DPO will be subject to our future financial performance and will require the approval of the Director of the Illinois Department of Insurance. Under U.S. generally accepted accounting principles, the DPOs and the related accrued interest are recorded as liabilities and are included in the “deferred payment obligation” line on our balance sheet.

We have updated the supplemental information for the 2009 second quarter results related to product differentiation, risk structures, additional portfolio characteristics and performance on our web site at www.triadguaranty.com. The supplemental information can be found under “Investors” and then under “Webcasts and Presentations” by the title “Supplemental Information – Second Quarter 2009”.

(Relevant Triad Guaranty Inc. financial and statistical information follows)

Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer pursuing a voluntary run-off of its existing in-force book of business.  For more information, please visit the Company's web site at www.triadguaranty.com.

Certain of the statements contained in this release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us. Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including the possibility that the Illinois Department of Insurance may take various actions regarding Triad if it does not operate its business in accordance with its revised financial and operating plan and the corrective orders, including seeking receivership proceedings; our ability to operate our business in run-off and maintain a solvent run-off; our ability to continue as a going concern; the possibility of general economic and business conditions that are different than anticipated; legislative, regulatory, and other similar developments; changes in interest rates, employment rates, the housing market, the mortgage industry and the stock market; and various factors described under "Risk Factors" and in the “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in other reports and statements filed with the Securities and Exchange Commission. Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SOURCE:  Triad Guaranty Inc.

CONTACT:  Bob Ogburn, Vice President and Treasurer, at 336.723.1282 ext. 1167 or bogburn@tgic.com

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